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RAI / LO Investor Call Transcript

Company Participants

•	Morris L. Moore

•	Susan M. Cameron

•	Murray S. Kessler

•	Thomas R. Adams

Other Participants

•	Vivien Nicole Azer

•	David J. Adelman

•	Bonnie L. Herzog

•	Michael Scott Lavery

•	Judy E. Hong

•	Nik H. Modi

•	Adam J. Spielman

•	Todd Duvick

•	Lisa Klara Lewandowski

•	Priya Joy Ohri–Gupta

•	Filippe Marcel Goossens

•	Temple Houston

Operator

Good day, ladies and gentlemen, and welcome to the Reynolds American and Lorillard conference call.

(Operator Instructions)

As a reminder, this conference call is being recorded. I would now like to introduce your host for today’s conference, Morris Moore, Vice President of Investor Relations for Reynolds American. Sir, you may begin.

Morris Moore - Reynolds American Inc. - VP of IR

Thank you, Samaya. Good morning and welcome, everyone. I am Morris Moore, Vice President of Investor Relations at Reynolds American.

Before we begin our discussion on today’s announcement, I will give you a moment to read our cautionary statement on forward-looking information. We will be discussing some forward-looking information and actual results could be different from our forecast. These risks are listed in our press release this morning as well is in our SEC filings.

We’ll include some adjusted results in our presentation. A reconciliation of adjusted to GAAP results is at the end of the presentation, which will be available later today on our new transaction website at ReynoldsAmericanInfo.com.

With us today are Susan Cameron, Reynolds American’s President and Chief Executive Officer; Tom Adams, our Chief Financial Officer; and Murray Kessler, Lorillard’s Chairman, President and Chief Executive Officer who will provide comments on the agreement reached for Reynolds American to acquire Lorillard. They will cover the highlights of the transaction, Reynolds American’s transformation journey, the Newport success story, and the reasons why this transaction is so compelling, and the financial highlights. After that, we’ll be happy to take your questions.

Now, I will turn the call over to Susan.

Susan Cameron - Reynolds American Inc. - President & CEO

Thank you, Morris. And good morning. My thanks to each of you for joining us. We are very excited to announce that we have reached an agreement under which Reynolds American will acquire Lorillard in a cash and share transaction valued at $68.88 per share, which values Lorillard at $27.4 billion.

As part of this transaction, Imperial Tobacco will be purchasing the KOOL, Salem, Winston, Maverick and blu assets of R.J. Reynolds and Lorillard. And British American Tobacco will be investing $4.7 billion to maintain their 42% ownership in Reynolds American. Additionally, Reynolds American and British American Tobacco have in principle agreed to pursue an ongoing technology-sharing initiative for the development of next-generation tobacco products, including heat-not-burn cigarettes and vapor products.

What we are announcing is compelling, strategic, and serves to create further value. Reynolds American’s acquisition of Lorillard will increase scale, generate considerable cost energies and efficiencies, and enhance geographic diversification, all of which will result in new revenue opportunities. And it benefits adult tobacco consumers.

The transaction supports Reynolds American’s ongoing efforts to lead the transformation of the tobacco industry, while also making Imperial a more competitive US player. Imperial is the fourth-largest tobacco company in the world by market share. And their brands are sold in more than 160 countries, including here in the United States through their Commonwealth-Altadis operating company.

Today, their US cigarette brands include USA Gold and Sonoma. The addition of KOOL, Salem, Winston and Maverick to their portfolio is expected to more than triple their US market share. And they are also purchasing the current e-cigarette category leader, blu. Our transaction is expected to close in the first half of 2015 and will be subject to regulatory and shareholder approvals.

From a strategic standpoint, this combination is absolutely compelling. It will give us a unique portfolio of iconic brands, as well as adding a geographic benefit from R.J. Reynolds’ strength in the Western US and Lorillard’s complementary strong presence in the Eastern US. Synergies and revenues generated by this combination will better position Reynolds American’s operating companies to fuel continued investment in brand building, R&D and innovation for the long-term future of the Company. As you see from this snapshot, our combined brand portfolio represents an enhanced growth profile, with strength across categories and price points.

Throughout our conversations, I have been very impressed by the Lorillard team, the company that they have built, and their terrific product portfolio. I am confident that together we can build on our combined strengths to grow further and continue the transformation of the tobacco industry.

We started this transformation journey in 2004, with the merger of R.J. Reynolds and Brown & Williamson. In the decade since the B&W merger, these are some of the things that we have accomplished. The next move for us represents a step change. We will continue to transform our industry by driving innovation throughout our businesses, redefining enjoyment of adult tobacco consumers, and reducing the harm caused by smoking.

We have always focused our investment in the long-term growth of our key brands, particularly in the smoke-free space. The acquisition of Lorillard will allow us to continue this journey, as well as to create and cultivate new and meaningful revenue streams, while proactively shaping the external environment. We are confident in the FDA’s commitment to science-based regulation, coupled with a transparent rulemaking process which will allow us to manage menthol regulation over time. Our strong portfolio of key brands has been diversified across key categories, allowing us to best position ourselves for the continued transformation of the tobacco industry.

Since Reynolds American’s formation in 2004, we have also focused on key products to position ourselves to take advantage of the growth space. This chart illustrates just how dramatic that shift has been at R.J. Reynolds, and the Company is much stronger for it. This growth brand strategy has clearly delivered results, and our adjusted operating margin has more than doubled since 2004. As you can see, we’ve generate exceptional total shareholder returns, significantly outpacing the S&P 500. And we intend to continue that trend.

Before inviting Murray to discuss the transaction from Lorillard’s perspective, I like to highlight VUSE, a product which we believe will be a game changer in the e-cigarette space. Since its expansion into Colorado in 2013, its first major market, VUSE has delivered outstanding results, and quickly became the category leader.

Sitting here today, we can probably say that we are well underway with our national expansion. We have just expanded to 15,000 additional outlets and we are on our way to full national distribution. All of which illustrates that VUSE has a bright future ahead of it.

We will continue to compete with blu, as we have with VUSE already. And it’s important to know that VUSE has also helped to transform the e-cigarette market in Colorado by tripling the size of the total category. A closer look of the e-cigarette market in Colorado shows that VUSE has almost a 70% share.

As I’ve already said, VUSE began the first phase of its national distributional in June, and that’s going very well. And we are now pursuing a technology-sharing agreement with British American Tobacco, which holds great potential for new avenues of growth for VUSE globally down the road. It is these types of innovative product investments that we look forward to continuing to make to position ourselves for future growth.

Now, without further ado, I’m delighted to turn it over to Murray.

Murray Kessler - Lorillard, Inc. - Chairman, President & CEO

Thanks, Susan. This is truly a big day for all of our companies. We believe these transactions are a win, not only for our shareholders, but also a win for our employees, customers, and consumers.

At the core of this belief, and what has made all of this possible, is the incredible Newport brand. Newport is a remarkable success story and has been a marquee brand not only for Lorillard but as part of the tobacco landscape.

As most of you already know, Newport is the number two cigarette brand in the United States with a 13% share of the total industry. The brand has two of the top five fastest-moving SKUs in the entire industry. And, of course, Newport is the number one menthol brand in the US with a 37.4% share, and has a unique and attractive demographic profile.

Retail sales for Newport exceed over $10 billion annually, making it one of the biggest brands in the United States. As you can see, the success is the result of consistent growth over the last 30 years, including the last 11 consecutive years and the first and second quarters of this year. It’s hard to find another consumer brand that can tout that kind of consistent success story. We attribute that success to incredibly strong brand equity, our expertise in full flavor and menthol, which results in a superior product, and favorable demographics, all of which bode well for continued success going forward.

This long-term success story and the complementary nature of Newport to Reynolds’ core brand was not lost on Reynolds’ board and management team, which is why we are here today. They were able to come forth with a transaction that is able to deliver significant and immediate value to Lorillard shareholders through a cash premium, as well as the potential to participate in the upside potential of this amazing new company. And, at the same time — and I give them tremendous credit for this — provide greater certainty to the transactions completion through a well thought out, prearranged divestiture package with Imperial and the support they were able to garner from their major shareholder, British American Tobacco.

In this transaction, Lorillard’s shareholders will receive for each Lorillard share $50.50 in cash, and 0.2909 of shares in Reynolds stock at closing. The $68.88 per share value based on Monday’s closing price for Reynolds’ stock represents a premium of 40% to Lorillard’s closing stock price on February 28, 2014, prior to the media speculation about a potential transaction. That’s $27.4 billion in enterprise value and a 13 times enterprise value to EBITDA multiple, placing this transaction near the very top of precedent transactions. Lorillard shareholders will own approximately 15% of the combined company. This valuation recognizes all the hard work and effort that has gone into making Lorillard the company that it is today.

We are also pleased with the transaction with Imperial, which is going to leverage Lorillard’s existing infrastructure and operations. Following the transaction, Imperial will continue to drive growth in blu, the leading e-cigarette brand, and is expected to make significant investments to revitalize and grow the KOOL, Salem, Winston and Maverick brands.

Imperial is also acquiring Lorillard’s headquarters, as well as our manufacturing and R&D facilities in Greensboro, North Carolina, and Danville, Virginia, and almost all of our sales force. We are pleased that Imperial recognizes the importance of our employees and the success they bring to our operations, as well as the quality of Lorillard’s facilities and the strength of our customer network. I am convinced that they have strong plans to make them a strong number three player in the US tobacco industry, but I will leave that for their conference call.

Again, I am very proud of what the Lorillard team has accomplished and I’d like to take a moment to express my appreciation for the hard work of our dedicated employees. We look forward to working with the Reynolds and Imperial teams to complete these transactions and to achieve a seamless integration.

With that, I will turn the call back over to Susan to illustrate just how compelling the post-merger transaction economics are for shareholders of both companies. Susan?

Susan Cameron - Reynolds American Inc. - President & CEO

Thank you, Murray. Clearly, this transaction will give us an even stronger portfolio of iconic key brands. Newport, Camel and Pall Mall are the number two, number three and number four cigarette brands in the US. And Newport is the top menthol brand. We also have Natural American Spirit, now a top 10 brand and the fastest growing brand in the US. Grizzly is the number one brand in the moist snuff industry, while the superior VUSE digital vapor cigarette is showing very positive early results.

The transaction also provides an enhanced growth profile. As you can see, if the deal had taken place last year, growth brands would have accounted for 90% of R.J. Reynolds’ total cigarette market share. By comparison, Camel and Pall Mall represented only 25% of the Company’s total market share in 2004.

As I mentioned earlier, the complementary regional strengths of each company, and the Camel and Newport brands, will be a factor in future revenue growth. The companies, and specifically these brands, do not significantly overlap in many of these markets. For example, in the West, R.J. Reynolds cigarette brands have a 33% share of the market, while Lorillard cigarette brands are under-represented. This offers a big opportunity to increase Newport’s share in that market.

All in all, Reynolds American and Imperial’s competitive position will be greatly enhanced, making Reynolds American a stronger number two in the industry, and making Imperial a strong number three. And, of course, the deal will give us increased scale in cigarette volume and share. And that, combined with the synergies, will result in higher adjusted operating income.

In addition, Reynolds American and its operating companies have a proven record of successful execution, not just in integration experience, but also in cost management. Their intense focus on efficiency and productivity improvements is embedded across all areas of the Company, and that’s clearly reflected in Reynolds American’s strong operating margin improvement over the years. So, we are confident that this transition will be a smooth and successful one, setting the stage for our next phase of growth.

Now I will turn the call over to Tom for more financial details.

Tom Adams - Reynolds American Inc. - CFO

Thank you, Susan. To begin, I’ll provide a high-level summary of the transaction terms and structure, after which I will walk through some other key financial details.

As Susan mentioned, Reynolds American will acquire Lorillard in a cash-and-share transaction valued at $68.88 per share, which values Lorillard at $27.4 billion. As part of this transaction, Imperial will be purchasing the KOOL, Salem, Winston, Maverick and blu assets of R.J. Reynolds and Lorillard, and British American Tobacco will be investing $4.7 billion to maintain their 42% ownership. The offer represents a 40.4% premium to the stock price prior to initial media speculation.

In addition to the strategic attributes that Susan and Murray outlined for us, there’s a very compelling financial reason, as well. The enhanced financial profile of the combined company will lead to further top-line growth and enhancement of margins and is accretive in the first full year. We will also have strong double-digit accretion in the second year and beyond.

We will maintain our current dividend policy until close, and target a 75% dividend payout policy thereafter. The combination strengthens our resolve to continue our commitment to a strong dividend payout.

Our pro forma balance sheet highlights our strengths and leads us to expect a confirmation of an investment-grade rating. Our financial strategy, once we close, is simple. We will focus on deleveraging in the near term, and will pursue strategies which will give us flexibility for returning capital to our shareholders over the long term. We also have a bridge financing facility in place which will be replaced by permanent financing.

We expect to achieve cost savings of approximately $800 million on a run rate basis, primarily stemming from a reduction in corporate expenses and the assumption by Imperial of certain Lorillard operations, along with the divested brands. For a revenue standpoint, our complementary geographic strengths will provide us with increased opportunities. In addition, we will leverage R.J. Reynolds’ sales force to expand Newport’s presence.

Imperial will purchase Lorillard’s operations, including the manufacturing facilities, sales force, and the headquarters for a purchase price of $7.1 billion. During the transition period, each company will contract manufacture their respective brands. For your reference, here is more detail on the sources and uses. And here we have an illustrative operating income bridge using 2014 as an example. So, you see run rate synergies of $800 million-plus coming in, and the brand contribution from the divestitures going out.

Now, will turn it back over to Susan who will conclude our prepared remarks.

Susan Cameron - Reynolds American Inc. - President & CEO

Thanks, Tom. Before we begin the Q&A portion of the call, I would just remind you that we expect to close this transaction in the first half of next year once we obtain the necessary shareholder approvals and clearance from regulators. We’re hugely excited about the road ahead. As we noted earlier, as a result of this acquisition, R.J. Reynolds will have a significantly strengthened and diversified portfolio of great brands across all key categories, the most balanced portfolio in the industry.

We will also increase scale, enhance our growth profile, generate considerable cost synergies and efficiencies, and broaden geographic diversification, all of which will result in new revenue opportunities and best position us to capitalize on additional growth prospects. We look forward to integrating Newport with the rest of our Company’s powerful brands — Camel, Pall Mall, Natural American Spirit, Grizzly and VUSE.

With that, we will now take questions. Operator, the first question, please.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Vivien Azer of Cowen and Company.

Vivien Azer - Cowen and Company - Analyst

Congratulations. My first question has to do with the extended timing of the close, with an anticipation in the first half of 2015. That’s an awfully big window. Can you talk a little bit about the regulatory review, what interactions you’ve had with regulators, and where you see any potential pitfalls?

Susan Cameron - Reynolds American Inc. - President & CEO

Sure, Vivien. Thanks for the question. We look forward to working with regulators. And our experience with these processes is that it will take between 6 and 12 months to complete this review. We also need to get the shareholder approval from the Reynolds shareholders, the Lorillard shareholders and the Imperial shareholders. We are confident that we will be able to close this transaction. We will start the integration planning process in the next 30 days and we will be ready to move with integration as soon as we get those approvals.

Murray Kessler - Lorillard, Inc. - Chairman, President & CEO

Yes. And from my perspective, Vivien, we were very well advised. This is a very thoughtful, well-prepared disposition package that creates a tremendous competitor. And don’t underestimate that Imperial is now tripling in size in the US and has a great sales force and management team that they’re adopting. Plus they are great people, as well. I don’t mean to say it’s just ours.

That gives us great confidence in this going through. It’s going to be an education process. And we’re very confident that ultimately the deal gets done.

Vivien Azer - Cowen and Company - Analyst

And I perfectly understand that. I’m sure quite a lot of diligence went into this and very thoughtful consideration in terms of antitrust issues. But one of the things that strikes me is that this deal does vary fairly significantly relative to the Brown & Williamson deal, Susan, that you shepherded in, in particular as it relates to ASU 30 market share, which the FTC has pointed out. So, can you just help us get more comfortable with potential ASU 30 HHI issues?

Susan Cameron - Reynolds American Inc. - President & CEO

Vivien, I think we will see how that unfolds as we go through this regulatory process. But I am very confident that this portfolio of strong iconic brands lives together very well. And I’m very confident in Imperial’s ability to compete with the package that they are acquiring. As I said, we look forward to working with regulators through this process and we are excited about our future growth prospects.

Murray Kessler - Lorillard, Inc. - Chairman, President & CEO

Bottom line, this deal across the board is pro competitive.

Vivien Azer - Cowen and Company - Analyst

Fair enough. Thank you very much.

Operator

David Adelman of Morgan Stanley.

David Adelman - Morgan Stanley - Analyst

Good morning. A couple of quick things. First on a follow-up to the antitrust question, under the merger agreement, Susan, are you committed to making, or would you need to make, divestitures above and beyond what you’ve committed to, to Imperial to satisfy the reasonable best efforts?

Susan Cameron - Reynolds American Inc. - President & CEO

David, we’re very confident in this package. All of those details will be released in the agreement. But, quite frankly, we are so confident in this divestiture package and the creation of a strong third competitor that we don’t believe any of that will be necessary.

David Adelman - Morgan Stanley - Analyst

Okay. Secondly, can you frame a little bit the $800 million in cost savings, just in the context that I think Lorillard’s total existing controllable costs are only about $1.3 billion. And obviously some element of that is being divested and you can’t realize cost savings on Maverick.

Tom Adams - Reynolds American Inc. - CFO

Dave, this is Tom. That’s true. There is about a little over $0.5 billion of transfer costs to Imperial in connection with the fixed manufacturing and the sales force and the Lorillard headquarters in Greensboro. And there is also going to be some G&A savings in terms of legal synergies that we would see. So, those are the big buckets of cost savings that we see.

David Adelman - Morgan Stanley - Analyst

But just to be clear, Tom, does the $800 million exclude or include the $500 million in costs that are going to Imperial? I’m trying to understand what you will net realize.

Tom Adams - Reynolds American Inc. - CFO

It includes.

Murray Kessler - Lorillard, Inc. - Chairman, President & CEO

So, the chart that Tom showed when he walked through the illustrative showed that those were gross numbers, and then the numbers going out were at contribution level, David.

David Adelman - Morgan Stanley - Analyst

Okay. I understand. Two other things. Susan, Lorillard essentially has a Newport sales force, as a practical matter. And that has certain implications about where they call on accounts, which accounts they’re calling on, which stores they’re going into. And that is considerably different in certain instances than the Reynolds sales force, or at least its strengths. What’s your confidence, both through the transition and then, more importantly, subsequent to having the Newport brand, that the Reynolds sales force are going to be able to execute as effectively where Newport currently has its strength?

Susan Cameron - Reynolds American Inc. - President & CEO

Good question, David. I think it’s important to understand that as we go through the integration planning process, we have every intention of taking on portions of that Newport sales force. And we’ve agreed with Imperial that we will map that out in the integration process.

We understand the difference in store profile, and it will be important to continue to call on those stores for the continued success of Newport. I think the big advantage here is in the combination, that the complementary geographic strength of the two companies will give us future growth prospects.

Tom Adams - Reynolds American Inc. - CFO

David, I said most — that Imperial is taking most of Lorillard’s sales force. You are exactly right. And that has not been lost, that in those areas that are particular to Newport, that will be dealt with as the sales force is divided up.

David Adelman - Morgan Stanley - Analyst

Okay. And then two other quick things. Susan, as part of the totality of this transaction, are you extending or altering the 10-year standstill with BAT that’s going to expire shortly?

Susan Cameron - Reynolds American Inc. - President & CEO

We are not, David. We are very pleased that British American Tobacco has emphasized their confidence in this transaction by buying up $4.7 billion to retain their 42% ownership in the Company. And we are very excited about the prospects for this joint R&D and innovation next-generation product combination.

So, we see great global prospects for our technology. Look forward to sharing our technology with them, and the specifics of that will be forthcoming. But, we will not be extending the standstill. Thanks.

David Adelman - Morgan Stanley - Analyst

Okay. And then last question. I take your comfort, your respective comfort on the outlook for menthol regulation. But what is the language in the agreement in the event that there were a material adverse change with respect to the FDA’s regulatory intent with regard to menthol cigarettes while the deal was prior to closing? Is that carved out and it’s not considered a material adverse change? Or, is it?

Murray Kessler - Lorillard, Inc. - Chairman, President & CEO

It is not a material adverse change and Lorillard’s shareholders are adequately protected. But don’t lose sight of the big picture — and I know you started that way. We do not believe the science supports. And we believe that the way this has gone and the responses that you have seen from all of the companies around the world on this demonstrate that, while cigarettes are dangerous, there is not a significant difference between a menthol cigarette and non-menthol cigarette. And ultimately the science will prevail. There’s a transparent process and we are confident in the results.

David Adelman - Morgan Stanley - Analyst

Okay. Thank you very much.

Operator

Bonnie Herzog of Wells Fargo.

Bonnie Herzog - Wells Fargo Securities - Analyst

Good morning and congratulations. My first question — I’m curious how and why you decided to go or keep VUSE and not keep blu? Why not keep both of them? Did you feel you might be required to divest one? Just wanted to understand the rationale behind that decision.

Susan Cameron - Reynolds American Inc. - President & CEO

Sure, Bonnie. Divesting blu was a business decision. And it was important to Imperial as part of this divestiture package in ensuring that they were a strong number three player.

I think, in context, we have such confidence in VUSE superior technology, that it is a game-changing project. It’s early market results demonstrate that. And we believe that VUSE will be very successful, and is showing great signs as we have embarked on our national rollout. So, we are very confident that VUSE can continue to compete with blu and we look forward to that continuing.

Murray Kessler - Lorillard, Inc. - Chairman, President & CEO

And from our perspective, we think blu will be successful, as well, and that’s a good thing. Again, this deal is pro-competitive.

Bonnie Herzog - Wells Fargo Securities - Analyst

And just a follow-on, do you expect, ultimately, to have a portfolio of brands? Maybe just drill down a little bit more about some of the details with BAT’s partnership with your Company in terms of next-generation products and potential timing, and then the eventual impact on the P&L. How positive could that be, ultimately?

Susan Cameron - Reynolds American Inc. - President & CEO

Bonnie, really, today, we wanted to announce that we were in discussions to initiate that partnership. And we will come back with more details on that. Really, today, we want to talk about this transaction, which is complicated enough in its own right with the four players, and focus on the strategic and financial merits of this compelling transaction. But, having said that, I have a lot of confidence in that future next-generation product combination. And we’ll come back to it at a later date.

Bonnie Herzog - Wells Fargo Securities - Analyst

Okay. Thank you.

Operator

Michael Lavery of CLSA.

Michael Lavery - CLSA Limited - Analyst

Good morning. Susan, I just wanted to get some sense to, I believe, you have — it’s a two-year contract, I think? Does this deal change any expectation of what your tenure might look like or how you see some of your trajectory for your time at Reynolds?

Susan Cameron - Reynolds American Inc. - President & CEO

Michael, I appreciate the question. But, really, today I am focused on this compelling transaction. I am absolutely committed in terms of contract for two years. We will see where that goes. I am absolutely confident we will close this transaction in the first half. I will be seeing all of that through. And if that results in any extension of my tenure, we’ll keep you posted.

Michael Lavery - CLSA Limited - Analyst

Okay. That sounds great. And then just a clarification, too, on the standstill agreement, certainly you just addressed that the timing of that, it’s not looking any different. But doesn’t that only really apply if there were any hostile attempts by BAT to take over the rest of Reynolds, which I think both of you have indicated is not really under consideration?

Susan Cameron - Reynolds American Inc. - President & CEO

I think the standstill does expire in 10 days time, or something like that. And we feel very good about our partnership with BAT as a 42% shareholder. They have expressed their confidence and put their money in, $4.7 billion.

And the governance agreement for Reynolds American precludes BAT from having any control over our business until they would own 100% of the stock. So, the standstill, really, expiring, has no change in the way we operate this business. And we look forward to our continued partnership with British American Tobacco.

Michael Lavery - CLSA Limited - Analyst

That’s perfect. Thanks. And then, just to clarify, you showed the chart with the key growth brands totaling 90% of the pro forma company. So, I guess it’s brands like Doral or Capri or Misty that are left in that 10%, is that right?

Susan Cameron - Reynolds American Inc. - President & CEO

Yes. Also True and Old Gold and Kent. We have those brands in addition to the ones you mentioned — Misty, Capri and Doral. That makes up the remaining 10%.

Michael Lavery - CLSA Limited - Analyst

And I know in the current portfolio, at least the brands that belong to Reynolds now, that’s been a source of funding for Pall Mall and Camel, just because there’s not the support spending there and so those margins are good. Is the thinking that you can keep some of that approach intact with that 10% that will be left of the six or so brands combined?

Susan Cameron - Reynolds American Inc. - President & CEO

Yes, without doubt. And, of course, there is significant revenue enhancement with the Newport brand joining the portfolio. And that will certainly enable us to continue to invest behind the equity in our drive brands as well as R&D and innovation for the future of the Company.

Murray Kessler - Lorillard, Inc. - Chairman, President & CEO

Yes, it does. Just strategically it’s a home run relative to making it 90% of the value of this Company coming from core brands. You would much rather have core brands driving away without that tail. That’s a huge transformation for this company.

Michael Lavery - CLSA Limited - Analyst

But there must be some degree of balance between the two or why wouldn’t you have divested more to Imperial? They work together, right?

Susan Cameron - Reynolds American Inc. - President & CEO

Yes. We feel very good about the divestiture package and we feel good about what we are retaining. I think the balance of all of that will further enhance our strategy and make Imperial a strong third competitor.

Murray Kessler - Lorillard, Inc. - Chairman, President & CEO

Michael, you’re not divesting at the same multiple you’re buying for. There’s economics involved here.

Michael Lavery - CLSA Limited - Analyst

Right. That’s great. And then, just lastly, on the e-cigarettes, obviously getting blu as part of the divested brands to Imperial takes you away from competing in Europe, where that had been ramping up some international expansion for Lorillard. Would you expect to reenter that market with the VUSE brand down the road or just to focus on the US at the moment? How do you think about that?

Susan Cameron - Reynolds American Inc. - President & CEO

I think about that in our announcement today to pursue this joint sharing arrangement with British American Tobacco. But most specifically in heat-not-burn and e-cigarette products. So, I believe that we have a great future working together in terms of using VUSE technology, the VUSE brand, however that manifests itself in global expansion.

And we will come back was details as we work through that arrangement. But I am very bullish about the combination of the R&D resources of both entities and the geographic and revenue-generating opportunities of that initiative.

Michael Lavery - CLSA Limited - Analyst

Is capacity still an issue for VUSE that would affect what the timing of that would look like?

Susan Cameron - Reynolds American Inc. - President & CEO

Yes. We continue to ramp up capacity. We are out in the 15,000 stores. We will do another rollout in early September. Things are coming on stream and fortunately we are selling it very quickly.

Michael Lavery - CLSA Limited - Analyst

That’s great. Thank you very much.

Operator

Judy Hong of Goldman Sachs.

Judy Hong - Goldman Sachs - Analyst

Susan, when you came to our conference in May, you commented that you’re happy with your organic growth strategy for RAI. But just curious, pros and cons of staying standalone RAI versus the acquisition you are making. Clearly, there are benefits to acquisition, but, just from your perspective, why now?

Susan Cameron - Reynolds American Inc. - President & CEO

Judy, I think the other thing I’ve said to many of you on the phone is would it be a strategic dream to have Newport in the Reynolds American portfolio? And I have always said yes, absolutely. And it would have to have financial merit.

And I think the transaction that we have worked to construct here delivers that brand into our portfolio, which drives obviously in the financial merits in terms of significant synergies, accretive year one, double-digit accretion in the out years, the opportunity for us to continue to invest in brand building.

I think this is a win-win, believe it or not, for all four parties. I couldn’t be more proud of all of the way we’ve all worked together to construct this. And I am absolutely confident that our journey to transform the tobacco industry is enhanced by this transaction. We’ve laid the numbers out in front of you. I think it speaks for itself.

Judy Hong - Goldman Sachs - Analyst

Okay. And then, Murray, just from your perspective, I think the multiples that Lorillard is getting acquired certainly is higher than what you’ve seen in the last four or five years. But you’ve also seen Lorillard stock getting discounted because of the menthol risk.

You could argue that on a fundamental basis Newport really is strong-growing brand and you manage the brand beautifully. So, just in terms of how you thought about the multiples in the content of the historical transaction multiples in the tobacco space.

Tom Adams - Reynolds American Inc. - CFO

I think for the size it’s the very top of precedent transactions. But, look, there’s a very thoughtful process, with great advisors that go through, that compare our standalone plans, and everything’s involved with evaluating the business against what was presented here. And we came to the conclusion that the combination of immediate value that’s created and the ability to participate in the upside is more attractive than our standalone plan. It’s that simple with some of the best advisors and our own teams analyzing that.

Look, we create a lot of value. Simply said, when we put our strategic plan in place 3.5 years ago, our enterprise value was $12 billion And three years later this transaction is being done at $27.4 billion. I don’t have a problem looking anybody in they eye and saying — creating $15.4 billion of value in three years is a pretty nice reward for those who invested with us.

Judy Hong - Goldman Sachs - Analyst

Okay. And then, Tom, just in terms of the mix of equity and debt here, one could have argued maybe you could have pushed to get leverage a little bit higher, even. So, just curious how the equity and that mix on the deal that you thought was appropriate.

And then, post the deal, it sounds like you’re going to go to a 75% dividend payout policy as opposed to 85%. So, just in terms of what the difference going forward would look like. And have you had any conversation with the rating agency that on a combined basis you could actually get even a little bit more favorable rating considerations?

Tom Adams - Reynolds American Inc. - CFO

Judy, one correction. Our dividend payout policy today is 80%. It’s not 85%.

But, yes, we did go talk to the rating agencies. The debt to EBITDA ratio coming out of this transaction is going to be about 3.6 times. That’s significantly higher than where we are today.

And we think the mix between cash and equity is appropriate in the circumstances. And we’re going to be focused in the first two years to get down to below 3 on the leverage ratio. So, that’s going to be our focus, the deleveraging strategy for the first couple of years.

Susan Cameron - Reynolds American Inc. - President & CEO

Having said that, the dividend will —.

Tom Adams - Reynolds American Inc. - CFO

Yes. The dividend will actually be higher because of the combined higher earnings of the Company, even with a payout policy at 75%.

Judy Hong - Goldman Sachs - Analyst

Right. But just in terms of going to that 75% payout policy would be at the close of the transaction, or do you go —?

Susan Cameron - Reynolds American Inc. - President & CEO

Yes, Judy, at closing.

Tom Adams - Reynolds American Inc. - CFO

Yes. We will maintain our current payout until the close of the transaction.

Judy Hong - Goldman Sachs - Analyst

Got it. Okay, thank you.

Operator

Nik Modi of RBC Capital Markets.

Nik Modi - RBC Capital Markets - Analyst

Good morning, everyone, and congrats on this deal. Just a couple of questions. Tom, just want to confirm the synergies are all cost related?

And then the second question is for Murray. When you think about Newport, and obviously second-largest brand in the industry, one of the best-performing brands in the industry, but it has been hindered by not having the kind of contracts that Reynolds and Altria have. So, just wanted to get your perspective, Murray, on how you think that could change Newport’s growth profile.

And then just a tag onto that is, in terms of Newport Gold and Red, does it make sense now to push those brands? Or, can you now — will Camel now suffice as being the non-menthol variance?

Murray Kessler - Lorillard, Inc. - Chairman, President & CEO

You just asked a lot of questions. The first part — do I think that there is significant opportunity to grow the Newport in what I already had illustrated as geographic expansion as one of our core strategies and strategic pillars — absolutely. Today, when you go into markets that have historically been not big markets for us, you might have a state where we have one or two salespeople, where you’re going to have 20 now, or 25. And you are going to go into customers where we had a 4% share in a low market state and trying to get visibility and space going in.

That’s one of the reasons I say this is pro-customer, as well, because you are going to go in with such bigger packages for them. And of course it’s going to result in bigger space and I think that’s an upside. I think, by the way, that works for Imperial, as well.

The second question on Newport non-menthol Gold, et cetera, we will proceed business as usual. We have to by law. And we will continue to grow those brands. And I’m sure after the transaction we will strategically — or, I won’t but the management team will strategically look at growing all of their brands. And there is tremendous opportunities there in terms of substantial equivalent and having more predicate products and technology.

I haven’t been bashful saying that our core strength is full flavor menthol, and we haven’t traditionally been good at non-menthol. So, getting the sharing of the R&D expertise in those types of areas, having predicate products to use to help get substantial equivalence will help grow the brand. That’s not my call in the future. That’s Susan’s, etcetera. But do I see opportunity there, as well? Yes.

Personally — and, again, this isn’t my call — I would continue to try to grow every brand in every opportunity there is. Remember, they are not the same — for the most part, they are not the same consumers. They’re very different demographics, et cetera. Our consumer profile also, a large percentage of them like non-menthol cigarettes, as well. That’s why we’ve done well with Newport Red.

So, there’s a lot of growth opportunities. I could go on and on. It’s not even being mentioned today, and it could be many years from now, but Kent’s a very big brand around the world, as well. And BAT has tremendous expertise in that. And who knows what that might be one day. The opportunities are just fantastic.

Susan Cameron - Reynolds American Inc. - President & CEO

And, Nik, you had some first question for Tom, which I forget.

Tom Adams - Reynolds American Inc. - CFO

The $800 million cost savings are cost savings. There’s not revenue synergies in there, Nik.

Nik Modi - RBC Capital Markets - Analyst

Excellent. And, Tom, you guys didn’t really give a timeframe on when you expect that $800 million to be realized. Is this a two-year thing, three-year thing?

Tom Adams - Reynolds American Inc. - CFO

It’s probably over about a two-year period because we will be doing contract manufacturing for each other. And, so, probably by the end of that two-year period we will realize all of those.

Murray Kessler - Lorillard, Inc. - Chairman, President & CEO

But, Tom, I don’t want to cross any lines, but the nature of Imperial taking a lot of our operations will make some of those happen faster.

Susan Cameron - Reynolds American Inc. - President & CEO

The traditional, yes.

Nik Modi - RBC Capital Markets - Analyst

Great. Thanks a lot, guys. Appreciate it.

Operator

Adam Spielman of Citi.

Adam Spielman - Citigroup - Analyst

Two questions, please. First, speculation about this transaction has been ongoing for some time. To what degree during this period have you been able to speak to the FTC about the divestiture package? And have they given any comfort on what’s being proposed being adequate?

And, second, to what extent do you expect the competitive dynamic to change? Winston, KOOL and Salem haven’t had much investment in recent years. Imperial is committed to reinvesting the cost synergies that they are anticipating from the transaction. So, how do you expect the competitive dynamic might change?

Susan Cameron - Reynolds American Inc. - President & CEO

Adam, I think it’s important to understand that you don’t pre-talk to the FTC. We put together this package. We are very confident in getting this transaction done with that package, and that it will create a strong number three player for Imperial. Winston, KOOL and Salem have not been supported in recent years, but all of them have been big brands in the past. How they pursue that will be interesting.

It will continue the competitive dynamics of this industry, which have always been strong. And I think we’ll see that unfold. But we are very confident that making Reynolds American a much stronger number two player, with a very big industry leader in this sector, and Imperial becoming a 10% market share company with a good portfolio of brands and an e-cigarette contender, will ensure the competitive landscape stays as fierce as it always has been.

Adam Spielman - Citigroup - Analyst

Great, thanks.

Operator

David Adelman of Morgan Stanley.

David Adelman - Morgan Stanley - Analyst

I had two quick follow-up questions. Thank you for taking them. First, on the divestitures to Imperial, the gap between the pretax and after-tax proceeds is large, $7.1 million to $4.4 billion. Is that because it’s being taxed as ordinary income rather than a capital gain?

Tom Adams - Reynolds American Inc. - CFO

Yes. That’s why that’s the case.

David Adelman - Morgan Stanley - Analyst

Okay. And then, Tom, can you just clarify — I didn’t have the slides and I’ve gotten a lot of email questions from investors while this call has been going on — about the cost savings or the cost synergies. Let me try to articulate something and tell me if this is right. Is it correct that if we take the existing two independent businesses, completely combine them, then remove the businesses that are being sold to Imperial, on what’s being retained versus its historical cost base you expect to realize annual cost synergies of $300 million. Is that correct?

Tom Adams - Reynolds American Inc. - CFO

I actually didn’t follow your math, David. I’m sorry.

David Adelman - Morgan Stanley - Analyst

That’s okay. Let me say it again. If you take the two independent companies, you bring them together, and then you remove the businesses that are being sold to Imperial, on what’s being retained —.

Tom Adams - Reynolds American Inc. - CFO

Let me stop you. What’s being sold to Imperial is our three brands — Winston, Salem, and KOOL — Maverick from Lorillard, and then the blu brand. And the blu brand is really the only business. The rest are —.

David Adelman - Morgan Stanley - Analyst

Sorry. On what’s being sold. What I’m trying to understand, though, is on an apples-to-apples basis on what the new RJR will be, relative to the constituent parts, there will be a net $300 million in cost savings?

Tom Adams - Reynolds American Inc. - CFO

I think the best way to look at it, David, is on page 37, this bridge, where we are getting the Reynolds operating income for 2014 is about $3.1 billion. We are going to get the Lorillard income up to about $2.1 billion. We’re going to divest $1.1 billion of that in terms — and that’s brand contribution. That’s money out. And then we’re going to add in $800 million of run rate energies. So, you have pro forma at $4.8 billion.

David Adelman - Morgan Stanley - Analyst

Okay. Got it. Thank you.

Operator

Todd Duvick of Wells Fargo.

Todd Duvick - Wells Fargo Securities - Analyst

Thank you, good morning. I wanted to ask a quick question on the balance sheet. You’ve obviously talked about the leverage, you’ve talked about vetting the transaction with the rating agencies, which both are very positive.

In terms of the incremental debt, we estimate about $8 billion of incremental debt. Can you confirm that we are in the right ballpark? And in terms of terming out a portion of that debt, can we assume that it’s going to be after regulatory approval, so probably closer to the close of the transaction?

Tom Adams - Reynolds American Inc. - CFO

Todd, it’s actually about $9 billion worth of new debt. We will be keeping — and this is on page 36 of the slides that we put out — we will be assuming — Reynolds has about $5 billion worth of debt, Lorillard about $3 billion. And we will be assuming the Lorillard debt and going out to the markets for approximately $9 billion at closing.

And, yes, it will be looking — it’s probably going to be closer to closing than sooner to that. We’ve also established bridge facilities with JPMorgan and Citi that can bridge us through the transaction until we can get our permanent financing in place.

Todd Duvick - Wells Fargo Securities - Analyst

Okay. And is it safe to assume that the majority of the $9 billion will be termed out in the debt capital markets with just a small portion kept for debt paydown?

Tom Adams - Reynolds American Inc. - CFO

We’ll actually put some, when we term this out — and, yes, we will term it out with bonds into the out years. We’ll bring enough closer in to basically delever the Company, as we said, to get below from 3.6 down to below 3 in two years. So, it will array across a wide spectrum of time.

Todd Duvick - Wells Fargo Securities - Analyst

Okay. Very good. Thank you.

Operator

Lisa Lewandowski of Bank of America.

Lisa Lewandowski - BofA Merrill Lynch - Analyst

Tom, for the tax rate, you guys currently have very similar tax rates of about 37%. Would that change at all post the closing?

Tom Adams - Reynolds American Inc. - CFO

I would suspect not. But we’ll have to put a finer point on that. But, no, I don’t think it would change very much, sitting here thinking about it right now.

Lisa Lewandowski - BofA Merrill Lynch - Analyst

Okay. Thanks.

Operator

Priya Ohri-Gupta of Barclays.

Priya Ohri-Gupta - Barclays Capital - Analyst

Thank you for taking the question. Appreciate all the details around the permanent financing you expect to put in place. But was just hoping that, as we think about the medium term, how should we think about your ratings objective? Are we thinking — are you guys looking to improve over time to mid BBB with the agencies, or should we see you continue to be split rated? And then, just secondly, do you have any expectation to put a Fitch rating in place? Thank you.

Tom Adams - Reynolds American Inc. - CFO

We like being investment grade regardless of where it is. And the split rating doesn’t bother us so much. We have had discussions with the rating agencies, S&P and Moody’s, and are confident that we will maintain our investment-grade ratings, which is very important to Reynolds today and will be in the future, as well. At this point, we haven’t had any conversations with Fitch about reinitiating coverage by them.

Priya Ohri-Gupta - Barclays Capital - Analyst

Okay. Thank you very much.

Operator

[Philippe Gustens] of Mitsubishi Securities.

Philippe Gustens - Mitsubishi Securities - Analyst

Congratulations on a great deal here. A few questions on my side, as well, as I may. Maybe just as a follow-up on Priya’s earlier question, medium to longer term, do you have a specific leverage target that you would feel comfortable with, Tom?

Tom Adams - Reynolds American Inc. - CFO

Historically, we’ve operated between 1.5 and 2.5 times. And we’re clearly going out above that. And, as I said earlier, we’ve promised the rating agencies we’d get below 3 within two years.

And after that we will take a long hard look about how we can enhance our shareholder value through some mix, including to pay down debt, but potentially instituting a share repurchase program. That, naturally, would be the decision of the Board.

Philippe Gustens - Mitsubishi Securities - Analyst

Okay. Then, given that the deal is going to close in the first half of 2015, have you entered into any interest rate hedges, given the prospect of potentially rising interest rates by that time?

Tom Adams - Reynolds American Inc. - CFO

At this point, we haven’t done anything expect get the deal done.

Susan Cameron - Reynolds American Inc. - President & CEO

Which I can tell you —. (laughter)

Philippe Gustens - Mitsubishi Securities - Analyst

Fair enough. Two more questions and then I will pass it on. The $5 billion in operating income that you listed in the press release, is that inclusive of the $800 million in synergies, or that will be on top of the $5 billion?

Tom Adams - Reynolds American Inc. - CFO

It’s inclusive, and it will build over time. I think we start a little bit like at $4.8 billion initially and then building to $5 billion, and then stepping up over time. But it’s quite an impressive new organization.

Philippe Gustens - Mitsubishi Securities - Analyst

Okay. And then the final question, Susan, when you worked with the Board on this transaction, have you anticipated what the potential competitive reaction may be of that other player that’s still out there in the US market?

Susan Cameron - Reynolds American Inc. - President & CEO

(laughter) Philippe, this is a very competitive industry. And, of course, one is always talking about what the competitor may or may not do. But I feel very confident that this iconic brand portfolio will compete very well with the industry leader, and that Imperial will compete in this marketplace.

We have some time to run. We will close this in the first half of 2015. But I think everybody will be competing for market share. We have a great brand portfolio here, great demographic. And we are committed to transforming this industry, as we’ve been committed for the last 10. So, I look forward to the future, and the competition will continue.

Philippe Gustens - Mitsubishi Securities - Analyst

Thank you very much. And, again, congrats to everybody on the team.

Operator

Temple Houston of Prudential.

Temple Houston - Prudential Securities - Analyst

One last debt question. You mentioned earlier the Lorillard bonds would be assumed. Can we assume that that means they will be pari passu with existing Reynolds debt and any new Reynolds debt you might have to issue?

Tom Adams - Reynolds American Inc. - CFO

If you are talking about the guarantees, we are looking at that right now. We’ll come back to you folks later on that particular aspect.

Temple Houston - Prudential Securities - Analyst

Okay. Thank you.

Operator

At this time, I’d like to turn the call back to management for any closing comments.

Susan Cameron - Reynolds American Inc. - President & CEO

Thanks to all of you for your questions and your interest in our companies. Before closing, I would like to reiterate that what we have announced today is not only compelling and strategic, but also serves to create further value. We look forward to continuing to lead the transformation of the tobacco industry, meeting society’s expectations for how a tobacco company should operate, while also growing our businesses responsibly and sustainably.

As Morris said at the beginning of the call, today’s presentation will be posted to our transaction website at ReynoldsAmericanInfo.com. We plan to post regular updates on this website throughout the transaction process. Again, thank you for your time today. All the best.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude today’s program. You may all disconnect. Everyone, have a wonderful day.

FORWARD LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Lorillard, Inc. (“Lorillard”) concerning the proposed transaction involving Reynolds American Inc. (“Reynolds American”) and Lorillard (the “transaction”) and other future events and their potential effects on Lorillard, including, but not limited to, statements relating to anticipated financial and operating results, the companies’ plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of Lorillard’s management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. Actual results may differ materially from the results anticipated in these forward looking statements. Those factors include, without limitation: the ability to obtain the approval of the transaction by Lorillard’s stockholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and timeframe; the possibility that the transaction does not close when expected or at all, or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; the ability to realize the expected synergies resulting for the transaction in the amounts or in the timeframe anticipated; the ability to integrate Lorillard’s businesses into those of Reynolds American’s in a timely and cost-efficient manner; the impact of regulatory initiatives, including the regulation of cigarettes and electronic cigarettes and a possible ban or regulation of the use of menthol in cigarettes by the Food and Drug Administration, and compliance with governmental regulations; the outcome of pending or future litigation; health concerns, claims, regulations and other restrictions relating to the use of tobacco products and exposure to environmental tobacco smoke; the effect on pricing and consumption rates of legislation, including actual and potential federal and state excise tax increases, and tobacco litigation settlements; continued intense competition from other cigarette and electronic cigarette manufacturers; the continuing decline in volume in the domestic cigarette industry; changes in the price, quality or quantity of tobacco leaf and other raw materials available for use in Lorillard’s cigarettes; reliance on a limited number of suppliers for certain raw materials; and other risks and uncertainties, including those detailed from time to time in Lorillard’s periodic reports filed with the Securities and Exchange Commission, including Lorillard’s Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. In particular, we refer you to “Item 1A. Risk Factors” of Lorillard’s 2013 Annual Report on Form 10-K and its Quarterly Report for the quarterly period ended March 31, 2014, which were filed with the Securities and Exchange Commission on February 21, 2014 and April 24, 2014, respectively, for additional information regarding the risks and uncertainties discussed above as well as additional risks and uncertainties that may affect Lorillard’s actual results. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this communication (or any earlier date indicated in this communication) and Lorillard undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed transaction involving Lorillard and Reynolds American. In connection with the proposed transaction, Reynolds American will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include the joint proxy statement of Reynolds American and Lorillard that also constitutes a prospectus of Reynolds American. Lorillard and Reynolds American plan to mail the definitive joint proxy statement/prospectus to their respective stockholders in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT LORILLARD, REYNOLDS AMERICAN, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by Lorillard and Reynolds American through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the definitive joint proxy statement/prospectus and other documents filed by Lorillard with the SEC by contacting Robert Bannon, CFA Director, Investor Relations, at investorrelations@lortobco.com or by calling (336) 335-7000.

Lorillard and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Lorillard’s stockholders in respect of the proposed transaction that will be described in the joint proxy statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from Lorillard’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, in Lorillard is set forth in Lorillard’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Proxy Statement on Schedule 14A, dated April 4, 2014, which are filed with the SEC. Additional information regarding the interests of Lorillard’s directors and executive officers in the proposed transaction, which may be different than those of Lorillard’s stockholders generally, is contained in the joint proxy statement/prospectus when filed with the SEC.